FOR IMMEDIATE RELEASE

Contact:         Thomas C. Elliott
Senior Vice President – Finance and Operations
Resource America, Inc.
One Crescent Drive, Suite 203
Philadelphia, PA 19112
(215) 546-5005

Resource America, Inc. Announces
New $75.0 Million Credit Facility

Philadelphia, PA, July 23, 2007-Resource America, Inc. (NASDAQ:REXI) (the “Company”) announced today that the Company entered into an amendment to its 5-year $75.0 million loan and security agreement, dated as of May 24, 2007 (the "Loan Agreement"), by and among the Company and Commerce Bank, N.A., as a Lender, issuing bank and agent to add U.S. Bank, National Association as a lender under the Loan Agreement.  As a result of the addition of U.S. Bank, National Association, the borrowing base availability on the date of the amendment was increased to $73.9 million from $50.0 million.

Resource America is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate and commercial finance sectors. For more information please visit our website at www.resourceamerica.com or contact Investor Relations at pschreiber@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.